Exhibit 99.1

Wave Receives Staff Determination Letter From Nasdaq Global Market

Lee, MA— May 30, 2008 — Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) announced that it today received notification from The Nasdaq Stock Market indicating that Wave had failed to regain compliance with the Market Value Rule for continued inclusion on The Nasdaq Global Market.  Under the Nasdaq rules, Wave plans to request an appeal hearing before the Listings Qualifications Panel and expects such hearing to be held within four to six weeks. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.  The Company’s shares will continue to be listed on The Nasdaq Global Market pending the outcome of the appeal.  In the event of an unfavorable determination by the Listing Qualifications Panel, the Company would alternatively apply to have its common stock transferred to The Nasdaq Capital Market, as long as it satisfies the applicable initial listing requirements for such market other than the minimum bid requirement.  The Company may also elect to make such application prior to the hearing of the appeal.  If such application is approved, Wave may be afforded the remainder of The Nasdaq Capital Market’s 180 calendar day compliance period (i.e. until November 3, 2008) in order to regain compliance with the Bid Price Rule.

Background

On April 29, 2008, Wave Systems received notification from the Listing Qualifications division of The Nasdaq Stock Market indicating that the Company’s Class A common stock is subject to potential delisting from The Nasdaq Global Market because the market value of the Company’s common stock was below $50 million for 10 consecutive business days, and, therefore, did not meet the requirement set forth in Nasdaq Marketplace Rule 4450(b)(1)(A) (the “Market Value Rule”).  Thereafter, on May 5, 2008, Wave received an additional notification from the Listing Qualifications division of The Nasdaq Stock Market indicating that the Company’s Class A Common stock is subject to potential delisting from The Nasdaq Global Market because for the prior 30 consecutive business days, the bid price of the Company’s Class A common stock closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 4450 (the “Bid Price Rule”).

In accordance with Nasdaq Marketplace Rule 4450(e)(4), the Company was provided a period of 30 calendar days, or until May 29, 2008, to regain compliance with the Marketplace Rule, and, in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company is provided 180 calendar days, or until November 3, 2008, to regain compliance with the Bid Price Rule.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions. Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security. Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM). TPMs are included on tens of millions of PCs and are standard equipment on many enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward Looking Statements

Under the Private Securities Litigation Reform Act of 1995. This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

For more information please contact:

Company: Wave Systems Corp. Gerard Feeney 413-243-1600 jfeeney@wavesys.com	Investor Relations: David Collins, Ratula Roy Jaffoni & Collins 212-835-8500 wavx@jcir.com